Exhibit B

Proxy Voting Policy

For

Contego Capital Partners LLC

1.	Contego Capital Partners LLC (“Contego”) serves as Adviser to the Mercantile Alternative Strategies Fund LLC (the “Company”). Contego is responsible for the allocation of assets to various investment funds, subject to policies adopted by the Company’s Board of Directors.

2.	During the normal course of the Company’s operations, the Company will be invested solely with investment funds and will not have direct ownership of equity securities of corporate issuers. As such, the Company and Contego will not receive and cannot vote upon any proxy materials distributed by companies whose securities the Company may indirectly hold through the Company’s investment fund portfolio.

3.	As necessary and on an individual basis, Contego and its representatives will assist the Company’s investors in obtaining proxy voting policies and information from the Company’s investment fund managers.

4.	If a circumstance should arise resulting in the Company having voting power with respect to proxy materials, Contego, acting on the Company’s behalf, shall use the following principles, while using the care, skill, and diligence that a prudent person acting in a like capacity and familiar with such matters would use under the circumstances then prevailing:

a.	Reasonable efforts are made to ensure that knowledge of a vote to be taken is acquired in a timely fashion and that all proxy votes are cast by the Company/Contego. A file of all proxy related material is maintained.

b.	Reasonable efforts are exercised by the Company/Contego in acquiring information sufficient to allow an informed vote.

c.	A file is maintained for the purpose of recording the manner in which the proxy vote is cast.

d.	Contego votes all proxies so as, in its opinion, to maximize shareholder value which is defined as long-term value accretion through dividend and price appreciation. Contego will tend to vote issues in alignment with management’s recommendation, if there is no conflict with shareholder value. Anti-takeover measures will not be supported, even if recommended by management as being in the interest of long-term shareholder value.

e.	All voting will be executed by one or more of Contego’s portfolio managers and reported annually to the Company’s Board of Directors.